EXHIBIT 99.1

                       Press Release issued by Registrant,
                              dated January 7, 1998













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News Announcement



CONTACT:
Edward Wong                               Robert L. Rinderman, Joseph N. Jaffoni
Financial Controller                      Jaffoni & Collins Incorporated
011/852/28107205 or fc@chrb.com           212/835-8500 or rinderman@jcir.com

FOR IMMEDIATE RELEASE

          CHINA RESOURCES DEVELOPMENT'S SUBSIDIARY ACQUIRES 5.3% EQUITY
               INTEREST IN HAINAN SUNDIRO MOTORCYCLE COMPANY LTD.,
                 CHINA'S SEVENTH LARGEST MOTORCYCLE MANUFACTURER
           - Investment Will Be Accretive To 1998 Operating Results -
                        - Secures Board Representation -

HONG KONG, (January 7, 1998) -- China Resources Development, Inc. (Nasdaq: CHRB, www.chrb.com), a leading natural rubber distributor based in the People's Republic of China (PRC), today announced that it has acquired, through its 56%-owned subsidiary, Hainan Zhongwei Agricultural Resources Company Ltd.
(HARC), for U.S.$16,900,000, 5.3% of the outstanding shares of Hainan Sundiro Motorcycle Company Ltd. (Sundiro), the seventh largest motorcycle manufacturer in the PRC and a publicly-traded company on the Shenzhen Stock Exchange. The Company expects the Sundiro investment to be accretive to 1998 operating results as a result of dividend income to be received.

Pursuant to the agreement between HARC and Hainan Guilingyang State Farm (Guilingyang) (a wholly-owned subsidiary of the Hainan Farming Bureau and 27%-owner of Sundiro prior to the sale of shares to HARC), HARC purchased 28,000,000 Sundiro PRC legal persons shares (legal persons shares are the equivalent of common shares and carry normal voting and dividend rights) at Rmb5.00, or U.S.$0.60 per share from Guilingyang. The purchase price represents an approximate 60% discount to Sundiro's recent closing price of Rmb12.64, or U.S.$1.50 per share. Following the investment, HARC has appointed Messrs. Han Jianzhun and Li Feilie, President and Vice President of HARC, respectively, to the Sundiro Board of Directors, increasing its size to nine members.

In the twelve months ended December 31, 1996, Sundiro's revenues rose 95% to $203 million,
                                     (more)

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China Resources Acquires Interest in Hainan Sundiro Motorcycle, 1/7/98

versus the year-earlier period, and net income tripled to $26 million. For the first six months of 1997, the company reported revenues of $104 million, 49% higher than the year- earlier period, and net income of $13 million, a 63% rise over the first half of 1996 (the above Sundiro financial information was reported under PRC accounting principles).

Li Shunxing, President of China Resources Development, Inc., said, "Sundiro is a growing, profitable company, and the Board considers this investment to be an excellent opportunity for China Resources and its shareholders to participate in its future success. This accretive investment provides diversification into the industrial manufacturing market, and we are hopeful that our relationship with Sundiro may lead to additional procurement business in view of the company's high volume and consumption of raw materials, supplies and components.

China Resources Development, Inc., with offices in Hong Kong and the Hainan Province in the PRC, through a subsidiary, owns a 56% interest in Hainan Zhongwei Agricultural Resources Co. Ltd. (HARC). HARC markets and distributes dry, natural rubber, liquid latex and other agricultural products, and procures production materials and supplies for major customers. The Hainan Province supplies over 60% of the PRC's natural rubber production. Additional corporate information is available at the Company's web site - www.chrb.com.

Except for the historical information in this press release, it includes forward-looking statements that involve risks and uncertainties, including, but not limited to the impact of weather, competitive pressures from within the natural rubber and motorcycle industries, quarterly fluctuations in results, dividend income receivable, the management of growth, market dynamics and other risks detailed from time to time in the Company's Securities and Exchange Commission filings. Actual results may differ materially from management expectations.

* Certain figures in this announcement have been converted from Renminbi (the lawful currency of the PRC) to U.S. dollars (for information purposes), at the prevailing exchange rate as quoted by the People's Bank of China of U.S.$1.00=Rmb8.30.

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